Filed pursuant to Rule 433
Registration Statement No. 333-158199-10
Dated April 4, 2011

# Credit Suisse FX Factor USD Excess Return Index
## Monthly Performance Report - March 2011

1 April 2011



## Performance Statistics

| | March | 3 Months | YTD | 12 Months | 5 Years |
|---|---|---|---|---|---|
| Excess Return | -0.61% | -1.04% | -1.04% | -1.39% | 15.02% |
| Realized Volatility | 5.12% | 5.28% | 5.28% | 5.69% | 5.17% |
| Sharpe Ratio | -1.28 | -0.76 | -0.76 | -0.21 | 0.56 |
| Skew | -0.84 | -0.56 | -0.56 | -0.37 | -0.36 |
| Kurtosis | 2.14 | 0.20 | 0.20 | 3.27 | 2.43 |
| Maximum Drawdown | -2.17% | -2.87% | -2.87% | -4.73% | -4.96% |
| Maximum Drawdown Date | 17 Mar 11 | 17 Mar 11 | 17 Mar 11 | 03 Aug 10 | 23 Sep 08 |

Source: Credit Suisse - Mar 2006 to Mar 2011 FXFTERUS performance (underlying simulated prior to Apr 09)

## Performance (past 12 months)


250
245
240
235
230
225
220
Index Level
FXFTERUS
Mar 10
Jun 10
Sep 10
Dec 10

## Risk-Return Comparison (12 month rolling)


Return
25%
20%
15%
10%
5%
0%
-5%
S&P GS Commodity Index
CS Tremont Hedge Fund Index
MSCI World
JP Morgan Global Bond Index
FXFTERUS
Volatility
0%
5%
10%
15%
20%
25%
30%

Source: Bloomberg, Datastream, Credit Suisse-Mar 2010 to Mar 2011 FXFTERUS performance (underlying simulated prior to Apr 09)

## Highlights

- The CS FX Factor Index declined by 0.61% in March, as market sentiment deteriorated significantly following Japan's earthquake. Year to date, the FX Factor index is down by 1.04%, with a realised volatility of 5.28%.
- Pro-risk strategies, in particular Terms of Trade and Carry in G10 space, were the main culprits for the negative performance in March.
- On the other hand, some positive contributions emerged from momentum, as the US dollar resumed a bearish trend, and from Growth and Emerging Markets.

## Strategy Contribution

| | 3 Months | 12 Months |
|---|---|---|
| Carry | -1.38% | -0.08% |
| EM | 0.37% | -0.98% |
| Growth | -0.25% | 0.49% |
| Momentum | 1.17% | 2.56% |
| Terms of Trade | -2.42% | -2.73% |
| Value | 1.46% | -0.66% |
| Overall | -1.04% | -1.39% |

## 3 Months Rolling Contribution


4%
3%
2%
1%
0%
-1%
-2%
-3%
-4%
-5%
-6%
-7%
-8%
-9%
Carry
Terms of Trade
Growth
Momentum
Value
EM
FX Factor
Mar-10 / Jun-10
Jun-10 / Sep-10
Sep-10 / Dec-10
Dec-10 / Mar-11

Source: Credit Suisse - Mar 2010 to Mar 2011 FXFTERUS performance (underlying simulated prior to Apr 09)

## Index Facts

| | |
|---|---|
| Index Value (31 Mar 2011) | 237.42 |
| Bloomberg Index Ticker | FXFTERUS Index <GO> |

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© Copyright 2011 Credit Suisse Group AG and/or its subsidiaries and affiliates. All rights reserved. This document has been prepared by Credit Suisse.